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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 1, 1999 (the "Effective Date"), by and among Global MAINTECH, Inc., a Minnesota corporation ("GMI"), a wholly owned subsidiary of Global MAINTECH Corporation, a Minnesota corporation ("GMC"), and GMC; and Lavenir Technology, Inc., a California corporation ("Lavenir").

         WHEREAS, Lavenir is engaged in the business of developing and selling software and Raster Photoplotters for the Printed Circuit Board Industry (the "Business"); and

         WHEREAS, GMI desires to acquire, and Lavenir desires to transfer to GMI, all of the assets, properties, business and goodwill of Lavenir in exchange for the issue and delivery by GMI to Lavenir of GMC Common Stock ("GMC Stock") as follows: 1,330,000 shares of pre-split GMC Stock (on September 2, 1999 GMC effected a reverse 1:5 split, resulting in 266,000 post-split equivalent shares), plus additional contingent cash and stock consideration, to be distributed to the stockholders of Lavenir in exchange for their stock in Lavenir, all upon the terms and conditions hereinafter set forth and for the purpose of carrying out a tax-free reorganization under Section 368 (a) (1) (c) of the Internal Revenue Code; and

         WHEREAS, Lavenir desires to provide for the winding up and settling of its affairs in voluntary dissolution and for the distribution to its stockholders of such shares of GMC common stock, as hereinafter provided, in complete liquidation and complete cancellation or redemption of its stock.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

         Section 1. Sale of Transferred Assets.

                  1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, Lavenir hereby agrees to sell, grant, transfer, convey, assign and deliver to GMI, and GMI agrees to purchase, on the Closing Date (as defined below), all of Lavenir's right, title and interest in and to all of the assets of Lavenir related to, or used by Lavenir in conjunction with, the Business (collectively, except for the retained assets set forth in Section 1.10 hereof, the "Transferred Assets"), as described in more detail on the attached Exhibit 1.1, including, but not limited to:

                  (a) All of the real property owned by Lavenir and used by Lavenir in the conduct of the Business, all of which real property is identified in Schedule 1.1(a);

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                  (b) All of the equipment, machinery, vehicles, furniture,
         fixtures, furnishings and leasehold improvements owned by Lavenir and used by Lavenir in the conduct of the Business;

                  (c) Subject to any required third party consents, and to the extent assignable, Lavenir's interest in all real property leases to which Lavenir is a party that are used by Lavenir in the conduct of the Business, all of which leases are identified in Schedule 1.1(c) hereto;

                  (d) Subject to any required third party consents, and to the extent assignable, Lavenir's interest in all personal property leases to which Lavenir is a party that are used by Lavenir in the conduct of the Business and which are identified in Schedule 1.1(d);

                  (e) All of Lavenir's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used by Lavenir in the conduct of the Business and Lavenir's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used by Lavenir in the conduct of the Business (collectively, the "Inventory");

                  (f) Subject to any required third party consents, and to the extent assignable, Lavenir's interest in all licenses, contracts or agreements with respect to the Business to which Lavenir is a party and, including, without limitation, those identified in Schedule 1.1(f);

                  (g) All unfilled or uncompleted customer contracts, open orders, commitments or purchase or sales orders received and accepted by Lavenir in connection with the Business in the ordinary course of business;

                  (h) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Lavenir and used by Lavenir in the conduct of the Business, whether such properties are located on Lavenir's business premises or on the business premises of Lavenir's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business;

                  (i) All rights in trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Lavenir or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto (collectively, the "Intellectual Property Rights");

                  (j) All rights in and to the raster photoplotter technology and machines and computer software products of Lavenir in existence immediately prior to the Closing Date

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         and documentation therefor as more specifically described on Schedule
         1.1(j) (collectively, "Product Lines"), including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like (collectively, the "Software"). Without limiting the foregoing, the Software shall include any and all modifications, enhancements and improvements developed, or in process of being developed, by or on behalf of Lavenir as of the Closing Date, including but not limited to the source code thereof;

                  (k) Lavenir's interest in the names "Lavenir, Lavenir Technology, Pulsar, Pulsar SE, ProbeMaster, FixMaster, CAMMaster, ViewMasterPRO, ViewMaster, RPG, ViewMate, NetCompare, NetConvert, RoutMaster" or any combination of words in which the above names appears or any rights associated with such names or any right to use such names in all jurisdictions in which Lavenir either currently uses any such name or has any right to use any such names;

                  (l) All of Lavenir's books, records and other documents and information relating to the Transferred Assets or the Business, including, without limitation, all customer, prospects, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

                  (m) All accounts or notes receivable (excluding intra-company accounts, yet including all amounts from the MicroCraft KK sale agreement included in 1.1(f)) owing to Lavenir arising in the ordinary course of operation of the Business;

                  (n) To the extent assignable, Lavenir's interest in the current telephone listings of Lavenir and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of Lavenir;

                  (o) All permits, licenses and other governmental approvals held by Lavenir with respect to the Business, to the extent they are assignable;

                  (p) All prepaid expenses and deposits made by Lavenir with respect to the Business;

                  (q) All cash and cash equivalents of Lavenir with respect to the Business;

                  (r) All long-term investments of Lavenir with respect to the Business;

                  (s) Any rights to recovery by Lavenir arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date (as defined in Section 1.3 below);

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                  (t) To the extent assignable, all insurance policies of
         Lavenir obtained in connection with the Business and all rights of Lavenir (including rights to receive dividends) under or arising out of such insurance policies; and

                  (u) Goodwill of the Business (including all goodwill associated with and symbolized by the name or names identified in subsection (k) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Lavenir uses in the conduct of the Business and all rights to continue to use the Transferred Assets in the conduct of a going business.

                  1.2 Creation of Lavenir Division. From and after the Closing Date (as defined in Section 1.3 below), GMI shall operate the Transferred Assets as a separate division of GMI (the "Lavenir Division") having operations substantially similar to Lavenir as it operated immediately prior to the Closing Date.

                  1.3 Closing. The closing of the sale of the Transferred Assets (the "Closing") shall take place at the offices of GMC, at 7578 Market Place Drive, Eden Prairie, Minnesota, at 3:00 p.m., Minneapolis time, on September 28, 1999 or at such other place or different time or day as may be mutually acceptable to the parties hereto (the "Closing Date"). In the event that the conditions to closing specified in this Agreement have not been fulfilled by such date, either party may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by written notice to the other party. If, on the original or any postponed Closing Date Lavenir shall have been unable to obtain any third party consents required by this Agreement, then either party, by written notice, may postpone the Closing to a time not later than 5 p.m., Minneapolis time, on September 30, 1999.

                  1.4 Consideration. The aggregate purchase price (the "Purchase Price") to be paid in respect of the transactions contemplated hereby shall be paid in the amounts, in the manner and on the dates set forth in this Section
1.4. However, the total Purchase Price shall not exceed $5,300,000 (the "Maximum Purchase Price"). The Purchase Price shall be paid as follows:

                  (a) On the Closing Date, or as soon as practicable within ten
         (10) days thereafter, GMI shall cause GMC to issue and deliver to Lavenir 1,330,000 shares of pre-split GMC Stock, at $0.75 per share, (or 266,000 post-split shares at $3.75 per share) (or in the name of Lavenir's shareholders at the direction of Lavenir) in accordance with the percentages set forth on Schedule 1.4(a), which payment is referred to herein as the "First Payment."

                  (b) On January 31, 2000 (the "Second Payment Date"), GMI shall pay to Lavenir (or to Lavenir's shareholders at the direction of Lavenir) Four Hundred Thousand Dollars ($400,000), which payment is referred to herein as the "Second Payment", the form of which is subject to Lavenir (or the Lavenir Division, if the Closing shall occur on or prior to September 30, 1999) recording Gross Revenues (as defined below) of at least $520,000 in the three month period commencing July 1, 1999 and concluding September 30, 1999. Gross Revenues shall mean: all revenues related to the sale of Lavenir's Product Lines and all

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         revenues related to Maintenance Agreements (as defined below);
         provided, however, that Gross Revenues shall not include (i) prepaid revenues that are received during that period but that relate to services which are not rendered until after that period, yet shall include those amounts of prepaid revenues recognized in that period in accordance with Generally Accepted Accounting Principles, and (ii) commission payments received under the sale agreement with MicroCraft KK. "Maintenance Agreements" shall mean the agreements described on
         Exhibit 1.4(b) and listed on Schedule 1.4(b). If Lavenir's Gross Revenues do not equal or exceed $520,000 in the specified period, such Second Payment shall be made in the form of GMC Stock in the percentages set forth on Schedule 1.4(a). The valuation of such GMC Stock, if any, paid as the Second Payment, shall be based upon the average closing price of such stock for the 20 consecutive business days ending the business day just prior to the Second Payment Date. The amount of the Second Payment due on the Second Payment Date is subject to reduction for the prior payment of a portion thereof pursuant to
         Section 4.2.

                  (c) Subject to Section 1.4(d) below, on April 30, 2000 (the "Final Payment Date") or as soon thereafter as reasonably practicable, but in any event no later than fifteen (15) days after the Final Payment Date, GMI shall pay to Lavenir (or to Lavenir's shareholders at the direction of Lavenir) a final payment ("Final Payment") equal to the difference between the Maximum Purchase Price less the following:
         (i) the value of the shares issued in the First Payment, calculated at the average market closing price of such stock for the 20 consecutive business days ending the business day just prior to the Final Payment Date and (ii) the amount of the Second Payment, (if said payment is to be paid in stock, such GMC stock shall be calculated at the average market closing price of such stock for the 20 consecutive business days ending the business day just prior to the Second Payment Date); provided, however, that if the sum of (i) and (ii) exceed the Maximum Purchase Price on the Final Payment Date, there shall be no Final Payment owed nor any overpayment to be repaid to GMI. The Final Payment shall be paid to Lavenir, or to Lavenir's shareholders at the discretion of Lavenir, in GMC Stock in the percentages set forth on
         Schedule 1.4(a). The valuation of such GMC Stock, if any paid as Final Payment, shall be based upon the average closing price of such stock for the 20 consecutive business days ending the business day just prior to the Final Payment Date (but in no event shall the Final Payment in GMC common stock exceed 3,500,000 pre-split shares or 700,000 post-split shares). If the Final Payment is made directly to Lavenir's shareholders at the discretion of Lavenir, each of Lavenir's shareholders shall be entitled to receive such shareholder's portion of the Final Payment, in accordance with the percentages set forth on
         Schedule 1.4(a).

                  (d) The full amount of the Final Payment shall only be due and payable in the event that either of the following two financial targets ("Projected Revenue Targets") are satisfied for the four months ending October 31, 1999 ("Earnout Period"): (i) Gross Revenues of Lavenir for the period commencing July 1, 1999 and concluding on the Closing Date, and of the Lavenir Division for the period from the Closing Date through October 31, 1999 from software products and related Maintenance Agreements are greater than Three

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         Hundred Twenty Thousand Dollars ($320,000.00) and from Photoplotter products and related Maintenance Agreements exceed Two Hundred Thousand Dollars ($200,000); or (ii) Gross Revenues of Lavenir for the period commencing July 1, 1999 and concluding on the Closing Date, and of the Lavenir Division for the period from the Closing Date through October 31, 1999 exceed Five Hundred Twenty Thousand Dollars ($520,000). In the event that neither of the Projected Revenue Targets are met, the Final Payment shall be reduced by 1% of the Final Payment for each full percentage point that the actual Gross Revenues, as applicable, are below Five Hundred Twenty Thousand Dollars ($520,000); provided, however, that such reduction shall only reduce the Final Payment, and shall not reduce any portion paid in the First Payment, or the Second Payment.

                  (e) Subject to Section 1.4(f), the full amount of the Final Payment shall be paid, regardless of whether the Projected Revenue Targets have been met, if any of the following events occur ("Automatic Earnout"):

                           (i) Lavenir Division's Product Lines or Maintenance
                  Agreements, are discontinued or terminated, or the prices for the Product Lines or Maintenance Agreements are increased or decreased by more than five percent (5%) during the Earnout Period;

                           (ii) Any specification for the Pulsar SE, 20K or LF
                  set forth in the Photoplotter Development Summary dated June 1999, attached hereto as Exhibit 1.4(e)(ii) ("Development Summary") is altered, in any material respect;

                           (iii) Amounts budgeted for development costs and
                  build costs for the Pulsar SE, 20K or LF set forth in the Development Summary are reduced or are not timely paid;

                           (iv) The employment of either Mr. Henzi or Mr. Matioc
                  is terminated during the Earnout Period;

                           (v) The milestones for the development of the Pulsar
                  SE, 20K or LF set forth in the Development Summary are delayed due to any action or inaction taken by GMI or GMC;

                           (vi) GMC Stock is not listed on the NASDAQ Small Cap
                  Market, on or prior to the Final Payment Date;

                           (vii) Any representation, warranty, obligation or
                  covenant of either GMI or GMC set forth in this Agreement is breached and remains uncured; or

                           (viii) The sale of all or substantially all of the
                  business of the Lavenir Division, or of the Transferred Assets, or the Lavenir Division is otherwise not operated as a division of GMI as contemplated hereby.

                  (f) The Automatic Earnout rights set forth in this Section 1.4 may be waived in writing on behalf of Lavenir by Max Henzi in his sole discretion.

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                  (g) In the event of any disagreement of the amount or the
         calculation of the First Payment, Second Payment or Final Payment, the disagreement shall be settled by a determination by KPMG Peat Marwick, or such other auditor as the parties mutually agree upon. The determination of KPMG Peat Marwick shall be binding and non-appealable. The cost of such determination shall be borne solely by GMI.

                  (h) All shares of GMC Stock referred to herein shall be adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

                  (i) Any amounts due hereunder and not paid when due shall accrue interest until paid at the prime rate in effect from time to time as reported the Wall Street Journal, plus two percent (2%), or if less, the maximum rate permitted by applicable law.

                  (j) Fractional shares of GMC Stock will not be issued in connection with this Agreement, but in lieu thereof, GMC will deliver to Lavenir the cash equivalent to such fractional interests on the dates and at the valuations applicable to the fractional shares.

                  1.5 Allocation of Purchase Price. GMI and Lavenir have allocated the Purchase Price among the Transferred Assets as set forth on
Exhibit 1.5 hereto. GMI shall prepare for filing all federal and state tax returns that may be required to be filed with respect to the transaction provided for herein; provided, however, that neither GMC nor GMI shall be responsible for the preparation or filing of any federal or state tax returns of Lavenir. Lavenir shall provide information that may be required by GMI for the purpose of preparing such tax returns and tax information on a basis that is consistent with such tax returns prepared by GMI.

                  1.6 Taxes. The Purchase Price is exclusive of, and GMI shall pay all excise, sales, value-added, use, registration, stamp, transfer and other like taxes imposed or levied by reason of this Agreement and the transactions contemplated hereby, and its portion, prorated as of the Effective Date of state and local real and personal property taxes of the Business.

                  1.7 Assumption of Liabilities. GMI shall assume, pay and perform in accordance with their terms, or otherwise satisfy as of the Closing Date, the liabilities of Lavenir as set forth on the unaudited balance sheet dated as of June 30, 1999, July 31, 1999, and August 31, 1999, copies of which are attached hereto as Exhibit 1.7(1) (the "Balance Sheets") together with any liabilities of Lavenir arising in the ordinary course of business since August 31, 1999. Without limiting the generality of the foregoing, and subject to
Section 1.11 below, (a) GMI shall assume, pay and perform when due the obligations arising under all of the agreements relating to the Transferred Assets, including but not limited to those listed on Schedule 3.14 (the "Assumed Contracts"), and (b) GMI shall assume, pay and perform when due, the obligation to Comerica Bank arising under the Loan and Security Agreement, dated January 12, 1996, as amended, the Variable Rate Installment Note dated March 3, 1998 and all other documents related thereto (the "Comerica Debt") pursuant to a forbearance agreement in the form of Exhibit 1.7(2) (the "Comerica Forbearance Agreement") and an Assignment and Assumption Agreement in substantially the form of Exhibit 1.7(3) (the "Comerica Assumption Agreement"). The liabilities assumed pursuant to this Section 1.7 are referred to hereinafter as the "Assumed Liabilities".

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                  1.8 Excluded Liabilities. Other than set forth above in
Section 1.7, Lavenir shall retain, and GMI shall not assume, and nothing contained in this Agreement shall be construed as an assumption by GMI of, any liabilities, obligations or undertakings of Lavenir of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise, which arose on or before the Effective Date. Lavenir shall be responsible for all of the liabilities, obligations and undertakings of Lavenir not assumed by GMI pursuant to Section 1.7 hereof.

                  1.9 Liabilities for Employment Claims. Without limiting the generality of Section 1.8, Lavenir shall retain any liabilities, obligations or undertakings with respect to employment contracts, employee terminations, or any other employment-related claims by Lavenir's employees, if the cause of origin of such claim arose prior to the Effective Date and GMI shall assume any such liabilities, obligations or undertakings if the cause or origin of such obligations arose on or after the Effective Date.

                  1.10 Retained Assets. Lavenir shall retain, and GMI shall not purchase the value assigned to the equity as shown on Lavenir's Balance Sheet.

                  1.11 Equipment Leases and Other Agreements. GMI agrees to take possession of the equipment subject to the leases listed on Schedule 1.1(d) (the "Personal Property Leases") and of the Transferred Assets subject to any other agreement listed on Schedule 1.1(f) which is not assigned or assignable, or as to which a required consent has not been obtained, as of the date of transfer hereunder, and to pay and perform the obligations of Lavenir thereunder. GMI agrees to indemnify and hold harmless Lavenir and its shareholders with respect to such agreements and any failure to obtain the consent of the lessors or other third parties thereunder from and after the Closing Date.

         Section 2. Representations and Warranties of GMI and GMC. GMI and GMC (jointly and severally) represent and warrant to Lavenir and its shareholders as follows:

                  2.1 Corporate Power. Each of GMI and GMC has all requisite corporate power and authority to execute and deliver this Agreement and all agreements to be executed and delivered by it pursuant to the terms hereof and to carry out and perform its respective obligations under the terms of this Agreement and such other agreements. Each of GMI and GMC is a corporation duly organized and existing under the laws of Minnesota and is in good standing under such laws. Each of GMI and GMC has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Each of GMI and GMC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

                  2.2 Authorization. All corporate action on the part of GMI and GMC, necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken and no other proceedings on the part of GMI and GMC are necessary to authorize the execution, delivery and performance of this Agreement and any

                                     - 8 -
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other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby, when executed and delivered by GMI and GMC, will constitute valid and binding obligations of GMI and GMC, enforceable in accordance with their respective terms. GMI and GMC have all necessary authority and licenses to operate the business as contemplated hereby after Closing.

                  2.3 No Breach or Conflict. Neither GMC nor GMI is in violation of any term of its Articles or Certificate of Incorporation as applicable, Bylaws or in any material respect of any agreement required to be filed as an exhibit to any registration statements or reports filed with the SEC by GMC or GMI. GMC and GMI have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to result in a material adverse change in GMI. The execution, delivery and performance of this Agreement by GMC and GMI and the consummation by GMC and GMI of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of GMC and GMI, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles or Certificate of Incorporation, as applicable, or the Bylaws of GMC or GMI or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which GMC or GMI is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which GMC or GMI is subject.

                  2.4 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of GMC or GMI.

                  2.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or, to the knowledge of GMC and GMI, threatened against GMI or GMC which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                  2.6 Disclosure. Neither this Agreement, nor any of the Exhibits hereto, nor any of the documents delivered by or on behalf of GMC or GMI pursuant to hereto, nor any document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, taken as a whole, contains any untrue statement of a material fact regarding GMC, GMI or their businesses or any of the other matters dealt with in this Section 2 relating to GMC, GMI or the transactions contemplated by this Agreement.

                  2.7 NASDAQ Listing. There are no actions, claims or proceedings to the knowledge of GMC or GMI or any set of facts or circumstances presently existing or anticipated that

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could give rise to any action claim or proceeding that would be likely to prevent or limit the ability of GMC to list GMC Stock on the NASDAQ within six months after the Effective Date.

                  2.8 No Consents. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of GMI or GMC to permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to GMI of all right, title and interest in and to the Transferred Assets).


         Section 3. Representations and Warranties of Lavenir. Lavenir represents and warrants to GMI as follows:

                  3.1 Organization and Standing; Articles and Bylaws. Lavenir is a corporation duly organized and existing under the laws of California and is in good standing under such laws. Lavenir has the requisite corporate power to own and operate its properties and assets and to carry on the Business as currently conducted. Lavenir is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

                  3.2 Corporate Power. Lavenir has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by Lavenir pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

                  3.3 Authorization. All corporate action on the part of Lavenir necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken and no other proceedings on the part of Lavenir or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement and any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby, when executed and delivered by Lavenir, will constitute valid and binding obligations of Lavenir enforceable in accordance with their respective terms.

                  3.4 No Consents. Except for consents which may be required to assign any contracts listed on Schedule 1.1(f), no consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Lavenir to permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to GMI of all right, title and interest in and to the Transferred Assets).

                  3.5 Litigation. Except as set forth on Schedule 3.5, there is no action, suit, proceeding, investigation, arbitration or other proceeding pending or, to the knowledge of Lavenir, threatened against Lavenir or the Transferred Assets the result of which would have a material adverse effect on the Transferred Assets.

                  3.6 Title. Except as set forth on Schedule 3.6, Lavenir has good and marketable title to all of the Transferred Assets, and all of the Transferred Assets are hereby transferred to GMI free and clear of restrictions on or conditions to transfer, license or assign and free and clear of any mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, including, without limitation, any agreement to give any of the foregoing (collectively, "Liens"). The Transferred Assets constitute all the assets necessary to conduct the Business as it has been conducted by Lavenir.

                  3.7 Copyrights, Trademarks and Patents. (a) Except as set forth on Schedule 3.6, Lavenir owns and possesses all right, title and interest in and to the Transferred Assets free and clear of all Liens and has the full right to exploit the Intellectual Property Rights associated with the Transferred Assets without payment of compensation to any other party; (b)
Schedule 3.6 describes all material agreements granting to third parties any rights in the Intellectual Property Rights relating to the Transferred Assets;
(c) all licenses of such Intellectual Property Rights will be assumed by, and will become valid agreements of, GMI without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements); (d) Lavenir, to its knowledge, has taken all commercially reasonable steps to acquire, protect and maintain the Intellectual Property Rights associated with the Transferred Assets; (e) Lavenir has not received any notice of, nor are there any facts known to Lavenir which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to such Intellectual Property Rights or any such Intellectual Property Rights that are exclusively licensed to Lavenir; (f) no claim by any third party contesting the validity of any such Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of Lavenir, is threatened; (g) Lavenir has not received any notice of any infringement, misappropriation or violation by Lavenir of any intellectual property rights of any third party and Lavenir, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; (h) to the knowledge of Lavenir, no infringement, misappropriation or violation of any intellectual property rights of any third party has occurred with respect to any of the Transferred Assets; and (i) Lavenir has not entered into any agreement restricting Lavenir from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

                  3.8 Compliance with Other Instruments. Except as set forth on
Schedule 3.8, to the extent that any of the following would have a material adverse effect on the ability of Lavenir to consummate the transactions contemplated by this Agreement: (a) Lavenir is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to Lavenir and (b) the execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any Lien upon any of the properties or assets of Lavenir, and there is no such violation or default that materially and adversely affects the business of Lavenir as conducted prior to the date hereof, or any of the properties or assets of Lavenir.

                  3.9 Bankruptcy Proceedings. No petition has been filed by or against Lavenir for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of Lavenir, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to Lavenir or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against Lavenir or any of its assets or properties. Lavenir has not made any assignment for the benefit of creditors.

                  3.10 Software. Specifically with respect to the Software and without limiting Section 3.7 hereof, Lavenir hereby represents and warrants as follows:

                  (a) Except as set forth on Schedule 3.10(a), Lavenir has not granted to any third party any license for or access to the Software other than object code licenses to end-users or licenses authorizing the distribution of such object code licenses to such end-users (directly or through intermediary distributors);

                  (b) Lavenir has the full power and authority to exploit commercially all rights in the Software and has never previously assigned, transferred or otherwise encumbered these rights, except as provided in Section 3.10(a);

                  (c) To Lavenir's knowledge, no portion of the Software has been obtained from or copied from public domain software, nor put in the public domain by Lavenir. As used in this paragraph (c), "public domain" shall mean copyrightable material for which the copyright or any other intellectual property right therein has been disclaimed by the owner thereof so that such materials are free to be used without restriction and without accounting to such owner;

                  (d) To Lavenir's knowledge, the Software and the reproduction, distribution, preparation of derivative works based upon, performance of or display of the Software do not infringe any statutory or common law copyright;

                  (e) To Lavenir's knowledge, the Software and the reproduction, preparation of derivative works based upon, performance of or display of the Software and its use in the conduct of the Business as now conducted does not infringe or violate any intellectual property right of any third party;

                  (f) The Software delivered, or tested and ready to be delivered, to customers of Lavenir are free from defects interfering with the operation of such Software for their intended purpose (except for such defects which, in the ordinary course of the business of Lavenir consistent with the past practice of Lavenir, would be corrected by Lavenir without extraordinary cost) and, to Lavenir's knowledge, contain no errors or defects which could result in the catastrophic or substantial failure of the system of which they are a part. The Software is free from known viruses, worms, trojan horses or other such "foreign" code which could interrupt normal processing, corrupt data, render such software unusable or otherwise materially interfere with the operations of such Software or associated software or equipment, except that the Software may include a "license manager" that protects against improper copying or use and that provides time and capacity controls if so programmed;

                  (g) Lavenir has full and exclusive control of the source code for the Software, except as set forth in Schedule 3.10(g); and

                  (h) To Lavenir's knowledge, the Software is Year 2000 Compliant, including date century recognition, calculations which accommodate same century and multi-century formulas and date values that reflect the century. As used herein, "Year 2000 Compliant" shall mean the ability of the Software to provide the following functions:

                           (i) consistently handle date information before,
                  during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                           (ii) function accurately in accordance with all
                  documentation without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

                           (iii) respond to two-digit date input in a way that
                  resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                           (iv) store and provide output of date information in
                  ways that are unambiguous as to century.

                  3.11 Employees. Except as set forth on Schedule 3.11, to Lavenir's knowledge, (a) Lavenir has complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (b) Lavenir has no labor relations problem pending, and Lavenir's labor relations are, in its judgment, satisfactory; (c) there are no workers' compensation claims pending against Lavenir; (d) no employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business associated with the Transferred Assets; and (e) no employee or former employee of Lavenir has any claim with respect to any Intellectual Property Rights contained in the Transferred Assets.

                  3.12 Third Party Warranties. Except as disclosed on Schedule 3.12, with respect to the Transferred Assets, Lavenir has not given any warranty to any third party.

                  3.13 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.13, with respect to the Transferred Assets, to Lavenir's knowledge, Lavenir has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

                  3.14 Contracts and Commitments.

                  (a) Schedule 3.14 lists the following agreements, whether oral or written, to which Lavenir is a party, which are currently in effect, and which relate to Transferred Assets: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreement; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Transferred Assets; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $25,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000; (x) contract which prohibits Lavenir from freely engaging in business anywhere in the world; (xi) contract for the distribution of any of the products that comprise Transferred Assets;
         (xii) franchise agreement; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Lavenir in connection with the Intellectual Property Rights related to the Transferred Assets; (xiv) other agreement which is either material to the Transferred Assets or was not entered into in the ordinary course of business.

                  (b) Except as set forth on Schedule 3.14, Lavenir has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 3.14 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such schedule; Lavenir has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such schedule; and Lavenir has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such schedule.

                  (c) Prior to the Closing Date, GMI will have been supplied with a correct and complete copy of each written contract or commitment, and a written description of each oral contract or commitment, set forth on Schedule 3.14 together with all amendments, waivers or other changes thereto.

                  3.15 Disclosure. Neither this Agreement, any of the Exhibits hereto, any of the documents delivered by or on behalf of Lavenir pursuant to
Section 6 hereof, nor any of the Schedules delivered herewith, taken as a whole, contain any untrue statement of a material fact regarding Lavenir or the Transferred Assets or any of the other matters dealt with in this Section 3 relating to Lavenir or the transactions contemplated by this Agreement.

                  3.16 No Material Adverse Changes. The Balance Sheets and the unaudited statements of earnings of the Business for the periods ended June 30, 1999, July 31, 1999 and

August 31, 1999 attached hereto as Schedule 1.7(1) (the "Statements of Earnings") (the August 31, 1999 Balance Sheet and the August 31, 1999 Statement of Earnings being herein referred to as the "Latest Financial Statements") have been delivered by Lavenir to GMI. The Latest Financial Statements are based upon the information contained in the books and records of Lavenir and fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. Since the date of the Latest Financial Statements, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Lavenir, taken as a whole.

                  3.17 Survival. Lavenir's representations and warranties as set forth in this Section 3 shall expire on April 30, 2000.

         Section 4. Additional Agreements.

                  4.1 Confidentiality. Each of the parties hereto hereby agrees to keep any information or knowledge obtained pursuant to any provision of this Agreement, or the negotiation and execution hereof or the effectuation of the transactions contemplated hereby, confidential; provided, however, that (a) after the Closing Date, neither GMI nor GMC shall have any obligation to keep confidential any information or knowledge relating to the Transferred Assets,
(b) after the Closing Date, Lavenir shall have an obligation to keep confidential all information and knowledge relating to the Transferred Assets and (c) the foregoing shall not apply to information or knowledge which (i) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party and not subject to a confidentiality obligation, (ii) is generally known to the public and did not become so known through any violation of this Agreement, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources, (v) is required to be disclosed by order of court or government agency with subpoena or similar powers or pursuant to public disclosure requirements of the Securities and Exchange Commission or (vi) is disclosed in the course of any litigation between any of the parties hereto. The parties shall take reasonably steps to ensure that their respective employees and consultants are aware of and abide by the confidentiality obligation of this
Section 4.1.

                  4.2 Transaction Costs. Each party shall be responsible for its own costs, expenses and claims (including broker's fees) arising out of its negotiation, execution and performance of this Agreement and all transactions contemplated hereby. Notwithstanding the foregoing, GMI agrees to pay $25,000 at the Closing, or within five (5) days after the Closing Date, to defray legal fees incurred by Lavenir in connection with the negotiation and documentation of this Agreement. The $25,000 payment on Closing shall reduce the Second Payment by the amount so paid. Additionally, GMI agrees to pay the remaining legal fees of Lavenir up to a maximum of an additional $15,000 (as billed and included in the trade accounts payable of Lavenir as of the Closing Date) within ten (10) days after the Closing Date.

                  4.3 Transfer of Employees. Lavenir represents and warrants that Schedule 4.3 lists the name and title of all employees of Lavenir as of the Closing Date. GMI agrees to offer employment to the individuals listed on such schedule and who are employees of Lavenir on the Closing Date, and upon acceptance of such offer of employment by such individuals (referred to herein as the "Transferred Employees"), the Transferred Employees shall be deemed employees of the Lavenir Division. Beginning on the Closing Date, the Transferred Employees who have accepted employment shall be employed in the Lavenir Division and may not transfer to another division or department of GMI, except with the consent of the management of the Lavenir Division. Beginning on the Closing Date, the Transferred Employees shall receive the same salary and benefits, including medical benefits, and shall maintain the same position as in effect with respect to each such employee on June 30, 1999. On the Closing Date, GMI shall become the sponsor of and adopt the Lavenir Technology, Inc. 410(k) Plan and Lavenir shall resign as the sponsor of such plan. Subject to the written consent of the applicable Transferred Employees, and to the extent assignable, Lavenir will assign, and GMI will assume all written agreements in effect for such employees, and GMI will indemnify Lavenir for all obligations thereunder which did not arise nor accrue prior to the Closing Date.

                  4.4 Certain Employment Agreements.

                  (a) GMI and GMC agree to assume the employment agreements with Max Henzi and Marius Matioc attached hereto as Exhibit 4.4(a)(1) for a period of 18 months; and with Troy McAlpin attached hereto as Exhibit 4.4(a)(2) for a period of 60 days from the Closing Date. The specific employment agreement for each of these persons shall include the grant of an option to purchase the number of shares at $1.50 per common share of GMC Stock as set forth in Schedule 6.2(i);

                  (b) GMI and GMC agree to assume the employment agreements with the following persons substantially in the form attached hereto as
         Exhibit 4.4(b): Felipe Loh; Jim Cherne; Tom Clark; Doru Diaconescu; Joe Biknell; Caesar Lucas, Cathy Pelham; and Eric Renger. The specific employment agreement for each of these persons shall include the grant of an option to purchase the number of shares at $1.50 per common share of GMC Stock as set forth in Schedule 6.2(i); and

                  (c) The promissory notes issued by Max Henzi, Caesar Lucas, Marius Matioc and Jim Cherne, copies of which are attached hereto as
         Exhibit 4.4(c)(1), shall be amended as of Closing to be extended to May 15, 2000 (15 days after the conclusion of the last payment under this agreement) as set forth in the amended and restated promissory note attached hereto as Exhibit 4.4(c)(2) and endorsed and delivered to GMI on the Closing Date.

                  4.5 Customer Transition. Lavenir shall use reasonable efforts to transfer its dealer and distributor agreements and accounts to GMI, including but not limited to, assigning any applicable agreements to GMI to the extent assignable, and notifying its dealers and distributors that the Lavenir Division will now offer the Lavenir Products.

                  4.6 Employee Confidentiality Agreements. Lavenir shall make available to GMI prior to the Closing Date a copy of each confidentiality agreement in effect with Lavenir employees prior to the Closing Date, and assign such agreements to GMI to the extent assignable and consented to by the applicable employee. Once so assigned, GMI reserves the right to maintain any such confidentiality agreements in effect, rather than executing a new confidentiality agreement with any Transferred Employee.

                  4.7 Subsequent Actions; Further Assurances. Each party agrees to (a) cooperate fully with the other party, (b) execute such further instruments, documents and agreements, (c) give such further written assurances to evidence the transaction contemplated hereby and (d) make physical delivery of any tangible Transferred Assets not already delivered or made reasonably available to GMI or Lavenir, in each case, as may be reasonably requested to evidence and reflect the transactions described herein and contemplated hereunder; provided, however, that any such request shall be at the expense of the party making such request and shall be accomplished by the party making such request taking all necessary action to minimize the effort required by the party receiving such request.

                  4.8 Bulk Sales. GMI hereby agrees to waive the requirement, if any, that Lavenir comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, however, that Lavenir agrees to indemnify and hold harmless GMI with respect to any noncompliance with such laws and GMI's waiver with respect thereto.

                 4.9 Listing on NASDAQ. GMC shall use its best efforts to have the GMC Stock listed on the NASDAQ Small Cap Market within six months of the Effective Date of this Agreement.

         4.10 Sale of Lavenir Division. GMI agrees not to sell, transfer, assign, pledge, or dispose of the Lavenir Division or license the source code for the Software to any third party during the Earnout Period after the Closing Date without the prior written consent of Max Henzi, which consent shall not be unreasonably withheld. During the Earnout Period GMI shall not cause the Lavenir Division to dispose of any assets valued at more than $10,000 without the prior written consent of Max Henzi.

         4.11 Not used

         4.12 Not used

         4.13 Access to Books and Records. For a reasonable period of time after the Closing Date, GMI shall afford to Lavenir and its authorized representatives (the "Lavenir Representatives") access at reasonable times and upon reasonable notice to the books and records of GMI in order for the Lavenir Representatives to prepare any necessary tax or other filings, or to audit any information and calculations affecting the payment of the Purchase Price.

         4.14 Security Agreement. GMI agrees to execute and deliver to Lavenir a Security Agreement in substantially the form of Exhibit 4.14 ("Security Agreement"), to secure GMI's obligations to timely make the Second and/or Final Payments.

         4.15 Registration Rights Agreement. Holders of GMC Stock to be issued to Lavenir and/or Lavenir shareholders pursuant to this Agreement shall have the registration rights set forth in the Registration Rights Agreement substantially in the form of Exhibit 4.15 ("Registration Rights Agreement"), which shall be executed and delivered by GMI and GMC to Lavenir at Closing.

         4.16 GMC Stock. The shares of GMC Stock to be issued to Lavenir and/or Lavenir shareholders pursuant to this Agreement, when issued, shall be issued in compliance with all applicable federal and state securities laws, duly authorized, validly issued, fully paid, non-assessable and free of all liens.

         4.17 Liquidation. On or before June 20, 2000, Lavenir will distribute all GMC Stock and net cash proceeds (less all expenses and a reasonable reserve) received by it from GMI and GMC in connection with the transaction contemplated by this Agreement, to its shareholders in complete winding up and liquidation of Lavenir.

         4.18 Conditions to Closing. Each party agrees to diligently cooperate with the other parties hereto satisfy the conditions to the obligations to Closing set forth herein.

         Section 5. Indemnification.

         5.1 Agreement to Indemnify.

         (a) Lavenir Indemnity. Subject to the limitations of Section 5.1(b) Lavenir agrees to, and hereby does, indemnify and hold GMI and GMC and their officers, directors, employees, agents and stockholders (collectively, the "GMC Indemnified Parties") harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses which any of the GMC Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Closing Date, as a result of (i) any misrepresentation in any of the representations and warranties of Lavenir contained in this Agreement or in any of the related documents, (ii) any breach of, or failure to perform, any agreement of Lavenir contained in this Agreement or any of the related documents (collectively, "GMI Losses").

         (b) Limitations on Lavenir Indemnity. Lavenir will be liable to the GMI Indemnified Parties for any GMI Loss (i) only if GMI or GMC delivers to Lavenir written notice, setting forth in reasonable detail the identity, nature and amount of GMI Losses related to such claim or claims prior to the first anniversary of the Closing Date and (ii) only if the aggregate amount of all GMI Losses exceeds $100,000 (the "Basket Amount"), in which case Lavenir shall be obligated to indemnify the GMI Indemnified Parties only for the excess of the aggregate amount of all such GMI Losses over the Basket Amount. GMI or GMC's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by GMI or GMC or any basis for Lavenir to assert that GMI or GMC did not comply with the terms of this Section 5.1 sufficient to cause GMI or GMC to have waived its rights under this Section 5.1. The liability of Lavenir under this Section 5.1 shall not exceed, however, the aggregate amount of $500,000.

         (c) GMI/GMC Indemnity. Subject to the limitations of Section 5.1(d) GMI and GMC agree to, and hereby do, indemnify and hold Lavenir and Lavenir's officers, directors, employees, agents and stockholders (collectively, the "Lavenir Indemnified Parties") harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses which any of the Lavenir Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Closing Date, as a result of (i) any misrepresentation in any of the representations and warranties of GMI or GMC contained in this Agreement or in any of the related documents, (ii) any breach of, or failure to perform, any agreement of GMC or GMI contained in this Agreement or any of the related documents, or (iii) any claims or threatened claims against Lavenir arising out of the actions or inactions of GMC or GMI with respect to the Business after the Closing Date (collectively, "Lavenir Losses").

         (d) Limitations on GMI/GMC Indemnity. GMI will be liable to the Lavenir Indemnified Parties for any Lavenir Loss (i) only if the Lavenir delivers to GMI and GMC written notice, setting forth in reasonable detail the identity, nature and amount of Lavenir Losses related to such claim or claims prior to the first anniversary of the Closing Date and (ii) only if the aggregate amount of all Lavenir Losses exceeds the Basket Amount, in which case GMI and GMC shall be obligated to indemnify the Lavenir Indemnified Parties only for the excess of the aggregate amount of all such Lavenir Losses over the Basket Amount. Lavenir's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by Lavenir or any basis for GMC or GMI to assert that Lavenir did not comply with the terms of this Section 5.1 sufficient to cause Lavenir to have waived its rights under this Section 5.1. ) The liability of GMI and GMC under this Section 5.1 shall not exceed, however, the aggregate amount of $500,000.

                  5.2 Procedure for Indemnification.

                  (a) In the event that GMI or Lavenir shall incur or suffer a GMI Loss or a Lavenir Loss, respectively, in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 5, such party shall assert a claim for indemnification by written notice (a "Notice") to the other party briefly stating the nature and basis of such claim. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the first party.

                  (b) In the case of third-party claims for which indemnification is sought, the indemnifying party shall have the option
         (i) to conduct any proceedings or negotiations in connection therewith,
         (ii) to take all other steps to settle or defend any such claim and
         (iii) to employ counsel to contest any such claim or liability in the name of the indemnified party or otherwise; provided, however, that the indemnifying party shall notify the indemnified party of its intentions with respect to any of the foregoing within 30 days after receipt of notice of any such claims. In any event, the indemnified party shall be entitled to participate at its own expense with its own counsel in any proceedings relating to any third-party claim, including without limitation settlement negotiations. The parties agree to cooperate reasonably with each other in connection with the defense of any claim. Lavenir will have no liability to GMI or GMC for any breach of representations and warranties based on (i) modification of the Software or (ii) the combination or use of the Software with software or any equipment or process not furnished by Lavenir if such infringement would have been avoided by the use of the Software alone.

         5.3 Guaranty.

         (a) In consideration of the transactions referred to herein and of other good and valuable consideration, GMC hereby guarantees to Lavenir and Lavenir's shareholders, irrevocably, absolutely and unconditionally, as a guaranty of payment and performance and not merely a guaranty of collection, the due, punctual and complete performance of all of GMI's obligations under this Agreement.

         (b) The obligations of GMC under this guaranty are independent of the obligations of GMI. For the period from the Effective Date to the Final Payment Date of this Agreement, GMC hereby agrees that it will maintain its existence and will not dispose of all or substantially all of its assets nor consolidate with nor merge into another corporation unless (i) the entity surviving the merger or consolidation assumes all of the obligations of GMC hereunder; and
(ii) the guaranty of GMC set forth in this Agreement, if so assumed by the surviving entity, shall continue to be in full force and effect. GMC does hereby unconditionally waive any and every defense to the enforcement of the guaranty made under this Agreement, including, but not by way of limitation, any right to require Lavenir or the Shareholders to proceed against GMI at any time or otherwise to pursue any other remedy whatsoever at any time. The obligations of GMC hereunder shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, events, whether or not such event shall occur with notice to, or the consent of, GMC:

                  (i) the failure to give notice to GMC of the occurrence of a breach under this Agreement;

                  (ii) the extension of the time for payment of any sums due hereunder or of the time of performance of any obligation, covenant or agreement hereunder;

                  (iii) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement of GMI;

                  (iv) the taking, or failure to take, any action referred to in this Agreement;

                  (v) any failure, omission, delay or lack of diligence on the part of Lavenir in the enforcement, assertion or exercise of any right, power or remedy conferred on Lavenir under this Agreement or Lavenir's inability to enforce any provision of this Agreement; or

                  (vi) the waiver, surrender, compromise, settlement, release or termination of the payment, performance or observance by Lavenir of any or all of the obligations, covenants or agreements contained in this Agreement.

         (c) GMC's liability hereunder shall not be affected by any bankruptcy or insolvency of GMI, any failure to enforce remedies against GMI, the unenforceability of any of the provisions of this Agreement against GMI, any change in the relationship between GMI and GMC, any defense, set-off, counterclaim or termination whatsoever available to GMI. The obligations of GMC under this guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time and for any reason payment, or any part thereof, of any of the obligations guaranteed hereunder is rescinded or must otherwise be restored or returned by Lavenir including, without limitation, as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of GMI or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for GMI or any substantial part of any property of GMI all as though such payments, or part thereof, had not been made. GMC waives with respect to this guaranty diligence, presentment and demand of payment or performance, protest, notice of nonpayment or dishonor and all notices whatsoever. GMC hereby expressly waives notice from Lavenir of its acceptance and reliance on this guaranty.

         (d) Financial Condition. GMC assumes full responsibility for keeping fully informed of the financial condition of GMI and all other circumstances affecting its ability to perform its obligations under this Agreement, and any other operative document to which it is a party and agrees that Lavenir will not have any duty to report to GMC any information about the financial condition or any circumstances bearing on the ability of GMI to perform under this Agreement or any other operative document to which it is a party.


         Section 6. Conditions to Closing. The obligations of GMI set forth in
Section 1, and of Lavenir to close the transaction are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless the party whose obligation is subject to the condition agrees in writing to waive such conditions:

                  6.1 Conditions to GMI's Obligations. The obligations of GMI to close the transaction, are subject to the fulfillment, on or before the Closing Date, of each of the following conditions,

                  (a) Assignment of Assumed Contracts. Lavenir shall have executed and delivered to GMI the following instruments of assignment:

                           (i) Assignment and Assumption of Contracts. One or
                  more assignment and assumption agreements in substantially the form of Exhibit 6.1(a)(i), duly executed by Lavenir (the "Assignment and Assumption of Contracts") with respect to contracts being assigned;

                           (ii) Assignment and Assumption of Real Property
                  Lease. One assignment and assumption of lease in substantially the form of Exhibit 6.1(a)(ii), duly executed by Lavenir, with respect to the real property leasehold of Lavenir (the "Assignment and Assumption of Real Property Leases");

                           (iii) Assignment and Assumption of Personal Property
                  Leases. One or more assignment and assumption of lease in substantially the form of Exhibit 6.1(iii), duly executed by Lavenir, with respect to any personal property leaseholds of Lavenir, which are assignable and as to which all required consents to assignment have been obtained (the "Assignment and Assumption of Personal Property Leases"); and

                           (iv) Assignment and Assumption of Employment
                  Agreements. One or more assignment and assumption agreements in substantially the form of Exhibit 6.1(a)(iv), duly executed by Lavenir with respect to any employment agreements of Lavenir, which are assignable and as to which all required consents to assignment have been obtained (the "Assignment and Assumption of Employment Agreements").

                  (b) Bill of Sale and Other Instruments. Lavenir shall have caused the Transferred Assets to be assigned to GMI and shall deliver to GMI a bill of sale in substantially the form of Exhibit 6.2(b) to evidence of such assignments and any other instruments of assignment and transfer reasonably required by GMI to effect the transfer of the Transferred Assets and the other transactions contemplated hereby.

                  (c) List of Transferred Assets /Assumed Liabilities and Employee Names. At the Closing, Lavenir shall deliver to GMI, updated as of the Closing Date or as shortly before the Closing Date as reasonably practicable (i) an Exhibit 1.1, (ii) a true and complete list of the Assumed Liabilities, and (iii) an organizational chart describing the names and titles of all employees of the Business as of the Closing Date.

                  (d) Source Codes. At the closing, Lavenir shall deliver to GMI on electronic media a complete copy of the source codes for each of the current versions of the Software.

                  (e) Other Instruments. Any other instruments of assignment and transfer reasonably required by GMI to effect the transfer of the Transferred Assets and the other transactions contemplated hereby.

                  (f) Board Approval. The Board of Directors and shareholders of Lavenir shall have approved this Agreement and the transactions contemplated hereby. Such approvals shall not have been modified or rescinded.

                  (g) Post-Closing Deliveries. Not as a condition to Closing, but as a covenant, Lavenir agrees to use its best efforts to obtain and deliver to GMI, as soon as practicable after the Closing Date, evidence of consents to assignment of each of the Assumed Contracts requiring such consent and not delivered prior to Closing.

                 6.2 Conditions to Lavenir's Obligations. The obligation of Lavenir to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

                  (a) Representations. The representations and warranties of GMI and GMC set forth in this Agreement will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

                  (b) Covenants. GMI and GMC shall have performed in all material respects all the covenants and agreements required to be performed by them prior to the Closing Date under this Agreement on or prior to the Closing Date;

                  (c) Authorizations. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                  (d) Proceedings. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any related agreements, or
         (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

                  (e) Orders. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.2(d) hereof;

                  (f) Certificates. At or prior to the Closing Date, GMI shall have delivered to the Lavenir (i) a certificate of the Secretary of GMI, dated as of the date of the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) a copy of each of (X) the text of the resolutions adopted by the board of directors of GMC and GMI authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (Y) certificates executed on behalf of each of GMC and GMI by their respective corporate secretaries certifying to the Lavenir that such copies are true and correct copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded,
         (iii) incumbency certificates for each of GMC and GMI, certifying the signature and office of each officer executing this Agreement and any related agreements or documents, and (iv) an executed copy of each other agreement required to be delivered;

                  (g) Employment Agreements. The Employment Agreements referred to in Sections 4.4 above shall have been entered into between the persons named therein and GMC or GMI, and the agreements of the Transferred Employees shall have been assumed by GMI pursuant to
         Section 4.3, subject to having obtained any necessary consents;

                  (h) Promissory Notes. The promissory notes as amended pursuant to Section 4.4(c) shall have been endorsed and delivered to GMI;

                  (i) GMC Options. GMC shall have granted and delivered options to acquire GMC Stock in the form of Exhibit 6.2(i) (the "GMC Options") to the optionees listed on Schedule 6.2(i) in the amounts and at the strike price set forth on such schedule;

                  (j) Shareholder Approval. The shareholders of Lavenir shall have approved this Agreement and the transactions contemplated hereby;

                  (k) Third Party Consents. Lavenir shall have determined in its business judgement that any third party consents required to be obtained to consummate the transaction contemplated by this Agreement, shall be forthcoming before, or as soon as practicable after, the Closing Date;

                  (l) Stock Price. The price of GMC Stock shall not, at the Closing Date, be less than $1.00 per Pre-split share;

                  (m) Comerica Debt. Comerica Bank shall have consented to the assignment and assumption of the Comerica Debt pursuant to the Comerica Forbearance Agreement, and the Comerica Assumption Agreement;

                  (n) Other Deliveries. GMI shall have delivered to Lavenir the following instruments and documents, each duly executed by GMI or GMC as applicable:

                           (i) Stock certificates evidencing the GMC Stock in
                  accordance with Section 1.4(a) (within 10 business days of the Closing Date);

                           (ii) The Registration Rights Agreement;

                           (iii) The Security Agreement;

                           (iv) Certified resolutions of the Board of Directors
                  of GMI and GMC, respectively, in form satisfactory to counsel for Lavenir, authorizing the execution and performance of this Agreement and all actions to be taken by them under this Agreement; and

                           (v) the Assignment and Assumption Agreements referred
                  to in Section 6.1(a) above.

         Section 7. Additional Post-Closing Agreements.

                  7.1 Noncompete Covenant. For a period of five years after the Closing Date, Lavenir shall not, directly or indirectly, distribute, market, promote or otherwise provide to any third parties any business that is competitive with the Business, as such business exists immediately after the Earn Out Period, except with the prior written consent of GMI.

                  7.2 Post-Closing Covenants Regarding Operations. From the Closing Date and until the end of the Earnout Period, GMC and GMI shall

                  (a) Pricing. Not cause any change in the pricing of any of the Lavenir Product Lines or Maintenance Agreements unless agreed to in writing by Max Henzi;

                  (b) Discontinuance. Not terminate or discontinue any of Lavenir's Product Lines or Maintenance Agreements unless agreed to in writing by Max Henzi;

                  (c) Management Authority. Permit Troy McAlpin and Max Henzi to have management authority to operate the business in conformity with past practices, including, but not limited to the hiring and firing of personnel;

                  (d) Not Used.

                  (e) Funding. Provide all funds identified as "Development Costs" and "Build Costs" on page two of the Development Summary on the dates and in the amounts set forth therein.

         Section 8. Termination.

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual consent of GMC, GMI and Lavenir;

                  (b) by either GMC or GMI, on the one hand, or Lavenir, on the other, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                  (c) by either GMC or GMI, on the one hand, or Lavenir, on the other, if the transactions contemplated by this Agreement have not been approved by Lavenir's shareholders by September 30, 1999 and;

                  (d) by Lavenir if after the date hereof, there shall have been a fact or circumstance regarding the business, assets, properties, conditions (financial or otherwise), results of operations of GMC or GMI which, individually or in the aggregate with other such facts and circumstances, are reasonably likely to cause GMC or GMI or their respective businesses to realize a loss, cost, expense or diminution in value, or otherwise result in a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of GMC or GMI, taken as a whole, or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such result, except to the extent such result is directly caused by Lavenir.

                  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 by either GMC or GMI, on the one hand, or Lavenir, on the other, all provisions of this Agreement shall terminate and there shall be no liability on the part of any GMC or GMI, or Lavenir or Lavenir's shareholders, officers, directors, except that Sections 4.1, 4.2, 5.1, 5.2, 5.3, and 9 hereof shall survive indefinitely, and the parties to this Agreement shall remain liable for breaches of this Agreement prior to the time of such termination.

         Section 9. General Provisions.

                  9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law rules.

                  9.2 Mediation and Arbitration.

                  (a) If a dispute among the parties relating to this Agreement has not been resolved by negotiation among the parties, the parties shall make a good faith attempt to settle such dispute by mediation pursuant to the provisions of this Section 9.2 before resorting to arbitration, litigation or any other dispute resolution procedure.

                  (b) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the "AAA") then in effect by a mediator who (i) has the qualifications and experience set forth in 9.2(c) below and, (ii) is selected as provided in Section 9.2(d).

                  (c) Unless the parties agree otherwise, the mediator shall be a person with excellent academic and professional credentials who has had both training and experience as a mediator as a member of the AAA Mediation Panel or who is a lawyer or retired judge who has mediated cases for the federal or state courts or a reputable commercial ADR firm or not-for-profit ADR organization.

                  (d) Either party (the "Initiating Party") may initiate mediation of the dispute by giving the other party (the "Recipient Party") written notice (a "Mediation Notice") setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of Section 9.2(c) hereof. Within 15 days after the delivery of the Mediation Notice, the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice should set forth a list of the names and resumes of three impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions hereof. Within 10 days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the Mediator from among the three persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator). If the parties cannot agree on a mediator from the three impartial nominees submitted by each party, each party shall strike two names from the other party's list, and the two remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in
         Section 9.2(c) hereof. If they are unable to agree, then the mediator will be selected by the President of the AAA or his regional designee.

                  (e) Within 30 days after the Mediator has been selected as provided above, both parties and their respective attorneys shall meet with the Mediator for one mediation session of at least four hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the Mediator a written notice declaring the mediation process at an end, in which event either party shall be free to pursue such remedies as it may elect.

                  (f) All conferences and discussions which occur in connection with mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable shall be offered or for any other purpose in any current or future arbitration or litigation.

                  (g) The parties will endeavor to amicably resolve any dispute controversy or claim arising out of or related to this Agreement, or breach thereof. In the event, however, that any dispute, controversy or claim cannot be amicably resolved, it shall be finally settled by binding arbitration. Such arbitration shall be conducted by the American Arbitration Association in Minneapolis, Minnesota, under that organization's commercial arbitration rules. The expense of arbitration will be borne by the losing party. The parties further agree that the award of the arbitrator shall be the final, sole, and exclusive remedy between them regarding any claims, counterclaims, issues, or accounting presented or pled to the arbitrator; that is shall be nonappealable; that any monetary award shall be promptly paid, free of any tax, deduction or offsets; and that any costs, fees, or taxes incident to enforcing the award shall be charged against the party resisting such enforcement. Judgment upon the award of the arbitrator may be entered and enforced in any court having jurisdiction thereof.

                  (h) All reasonable attorney's fees and costs incurred by the prevailing party in any mediation or arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the mediator or arbitrator, or as otherwise ordered by the mediator or arbitrator. On the application of such prevailing party before or after the initial decision of the mediator or arbitrator, and proof of its attorneys' fees and costs, the mediator or arbitrator shall order the other party to the mediation or arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the mediator or arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

                  (i) Neither party, nor the mediator or arbitrator shall disclose the existence, content or results of any mediation or arbitration hereunder without the prior written consent of both parties.

                  (j) Except as provided in Section 9.2(k), mediation or arbitration shall be the exclusive methods available for resolution of controversies and claims described in this Section 9.2, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim. The provisions of this Section 9.2 shall survive the termination or expiration of this Agreement.

                  (k) Notwithstanding the terms of this Section 9.2 or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section 9.2 or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the District of Minnesota.

               9.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

               9.4 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto which are hereby incorporated by reference, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

               9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by commercial delivery service) or mailed by registered or certified mail (return receipt requested) or sent via facsimile transmission (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       if to Lavenir, to:                   with a copy to (which copy shall not
       ------------------                   ------------------------------------
                                            constitute notice):
                                            -------------------

       Lavenir Technology, Inc.             Mandel Buder & Verges
       Mr. Troy McAlpin                     Donald D. Buder, Esq.
       2440 Estand Way                      101 Vallejo Street
       Pleasant Hill, CA 94523              San Francisco, CA 94111
       Facsimile No.: (925) 686-5131        Facsimile No.: (415) 989-5143

       if to GMI, to:                       with a copy to:
       --------------                       ---------------

       Global MAINTECH, Inc.                Global MAINTECH, Inc.
       7578 Market Place Drive              7578 Market Place Drive
       Eden Prairie, Minnesota  55344       Eden Prairie, Minnesota  5534
       Attention:  David H. McCaffrey       Attention:  James Geiser
       Facsimile No.:  612/944-3311         Facsimile No.:  612/944-3311

Notice shall be deemed given upon personal delivery thereof if sent by personal delivery or registered or certified mail (return receipt requested), or 72 hours after the complete transmission thereof by facsimile transmission, as applicable.

               9.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereunder upon any breach or default of GMI or Lavenir under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any such holder, shall be cumulative and not alternative.

               9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

               9.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

               9.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first set forth above.


                                              GLOBAL MAINTECH, INC.



                                              By  /s/ David McCaffrey
                                                 -------------------------------
                                                Title:  Chief Executive Officer



                                              GLOBAL MAINTECH CORPORATION



                                              By  /s/ David McCaffrey
                                                 -------------------------------
                                                Title: Chief Executive Officer



                                              LAVENIR TECHNOLOGY, INC.



                                              By  /s/ Troy McAlpin
                                                 -------------------------------
                                                Title:  President
                                                       -------------

                         List of Exhibits and Schedules
                         ------------------------------

Exhibits
--------
Exhibit 1.1           Transferred Assets and Assumed Contracts
Exhibit 1.4(b)        Maintenance Agreements
Exhibit 1.4(e)(ii)    Development Summary
Exhibit 1.5           Allocation of Purchase Price
Exhibit 1.7(1)        Balance Sheet and Statements of Operations of Lavenir as
                      of and for the periods ending, June 30, 1999, July 31,
                      1999 and August 31, 1999
Exhibit 1.7(2)        Comerica Forbearance Agreement
Exhibit 1.7(3)        Comerica Assumption Agreement
Exhibit 4.4(a)(1)     Henzi and Matioc Employment Agreements
Exhibit 4.4(a)(2)     McAlpin Employment Agreement
Exhibit 4.4(b)        Form of Employment Agreement
Exhibit 4.4(c)(1)     Promissory Notes
Exhibit 4.4(c)(2)     Amended and Restated Promissory Notes
Exhibit 4.14          Security Agreement
Exhibit 4.15          Registration Rights Agreement
Exhibit 6.1(a)        Assignment and Assumption of Contracts
Exhibit 6.1(a)(ii)    Assignment and Assumption of Real Property Leases
Exhibit 6.1(a)(iii)   Assignment and Assumption of Personal Property Leases
Exhibit 6.1(a)(iv)    Assignment and Assumption of Employment Agreements
Exhibit 6.2(b)        Bill of Sale
Exhibit 6.2(i)        Form of GMC Option Agreement

Schedules
---------
Schedule 1.1(a)       Real Property Owned
Schedule 1.1(c)       Real Property Leases
Schedule 1.1(d)       Personal Property Leases
Schedule 1.1(f)       Licenses, Contracts and Agreements
Schedule 1.1(j)       Lavenir Product Lines
Schedule 1.4(a) Lavenir Payment Percentage to Shareholders and listing of Shareholders at Closing
Schedule 1.4(b)       Maintenance Agreements
Schedule 3.5          Litigation
Schedule 3.6          Title
Schedule 3.7          Copyrights, Trademarks and Patents
Schedule 3.8          Non-Compliance
Schedule 3.10(a)      Object Code Exceptions
Schedule 3.10(g)      Source Code Exceptions
Schedule 3.11         Employees
Schedule 3.12         Third-Party Warranties
Schedule 3.13         Certain Liabilities
Schedule 3.14         Contracts and Commitments
Schedule 4.3          Transferred Employees
Schedule 6.2(i)       Schedule of GMC Employee Stock Options